SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest reported event): June 10, 2011
BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)
(770) 829-3700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement.
As previously reported, an unconsolidated joint venture of Beazer Homes USA, Inc. (“the Company”), South Edge, LLC, (“South Edge”) is the subject of an involuntary bankruptcy commenced by certain of its lenders. .
Effective June 10, 2011, the Company and one of its subsidiaries became parties to an agreement among the administrative agent for the lenders to South Edge (the “Administrative Agent”), certain of the lenders to South Edge, and certain of the other South Edge members and their respective parent companies (together with the Company and its subsidiary, the “Participating Members”). The Chapter 11 trustee for South Edge has expressed its consent to the agreement. Under the agreement, each of the parties will use commercially reasonable efforts to support confirmation of a consensual plan of reorganization for South Edge (the “Plan”), and to obtain bankruptcy court approval of a disclosure statement that will accompany the Plan, to obtain the requisite support of the South Edge lenders to the Plan, and to consummate the Plan promptly after confirmation, in each case by certain specified dates. Under the agreement, the effective date of the Plan following its confirmation is to occur on or before November 30, 2011, though it may be extended depending on the date of Plan confirmation.
No disclosure statement for the Plan has been approved by the bankruptcy court at this time, and nothing herein should be construed as a solicitation of any vote on the Plan by creditors of or equity holders in South Edge.
Pursuant to the agreement, on the effective date of the Plan, the Company would pay to the lenders an amount between approximately $15.7 million and $17 million, depending on certain contingencies including the extent to which infrastructure development funds already pledged to the Administrative Agent can be applied to the Participating Members’ obligations as set forth under the proposed Plan. In addition, the Company would be responsible for its pro rata share of various fees, expenses and charges of the administrative agent for the lenders, the lenders and the Chapter 11 trustee, and to pay its share of certain allowed general unsecured claims in the South Edge bankruptcy case. The Company may also be responsible for a portion of certain administrative expenses that arise as part of the Plan confirmation process. As previously disclosed in the Company’s Form 10-Q as of March 31, 2011, the Company has accrued $17.2 million related to its estimated obligation under the South Edge repayment guarantee.
If the Plan as proposed under the agreement becomes effective, the Company anticipates that one of its subsidiaries would acquire its share of the land owned by South Edge as a result of a bankruptcy court-approved disposition of the land to a newly created entity in which such subsidiary would expect to be a part owner and which would satisfy or assume the respective liens of the Administrative Agent and the lenders on the land. In addition, if the Plan becomes effective, the Company anticipates that current litigation between the Agent and the Participating Members would be resolved, although lenders who do not consent to the Plan may assert certain claims against the Company (which claims the Company vigorously disputes).
The agreement is subject to bankruptcy court approval and may be terminated by the Administrative Agent or the Participating Members upon the occurrence of certain specified events, including a failure to meet the specified dates on which the above-described activities in support of the Plan are to occur.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: June 15, 2011	By:	/s/ Kenneth F. Khoury

Kenneth F. Khoury Executive Vice President and General Counsel